EXHIBIT 23.1

Stan J.H. Lee, CPA
2160 North Central Rd. Suite 209 Fort Lee NJ 07024
P.O. Box 436402 San Diego CA 92143-6402
619-623-7799 Fax 619-564-3408 E-mail: stan2u@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-effective  Registration  Statement on Form S-11, of our reports dated September 30,  2012 and December 17, 2012, relating to the audited consolidated financial statements of CenturyTouch Ltd, Inc. for the years ended June 30, 2012 and 2011 and for the nine months ended September 30, 2012 and for the year ended December 31, 2011 and to the reference to our Firm under the heading "Experts" in the Prospectus.

/s/ Stan J.H. Lee, CPA
STAN J.H. Lee, CPA
Fort Lee, New Jersey
December 20, 2012